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                                                                        (a)(17)


            COOPERATIVE COMPUTING INC. AND CCI ACQUISITION CORP.
                RECEIVE CLEARANCE TO COMPLETE ACQUISITION OF
              TRIAD SYSTEMS CORP., PAVING WAY FOR COMPLETION OF
            TENDER OFFER AS SCHEDULED AT 10:00 A.M. NEW YORK TIME
                            ON THURSDAY, FEB. 17


AUSTIN, TEX., February 26, 1997 - Cooperative Computing Inc. and its affiliate CCI Acquisition Corp. today announced that, as a result of a unanimous decision by the Federal Trade Commission (FTC) to accept for public comment Cooperative Computing's previously indicated agreement with the FTC staff, CCI Acquisition is now clear to complete its previously announced tender offer for all of the issued and outstanding shares of Triad Systems Corp. (NASDAQ: TRSC). Cooperative Computing and CCI Acquisition further stated that CCI Acquisition expects and intends to complete the tender offer as scheduled at 10:00 A.M., New York City time, on Thursday, Feb. 27, 1997.

CONTACT:    Roy Winnick
            Kekst and Company
            212/593-2655